   As filed with the Securities and Exchange Commission on December 15, 1999
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933
                            ------------------------

                           GREAT PLAINS SOFTWARE, INC.
             (Exact name of registrant as specified in its charter)

            MINNESOTA                          7372                     45-0374871
(State or other jurisdiction of    (Primary Standard Industrial      (I.R.S Employer
 incorporation or organization)     Classification Code Number)   Identification Number)

                              1701 S.W. 38TH STREET
                            FARGO, NORTH DAKOTA 58103
                                 (701) 281-0550
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                DOUGLAS J. BURGUM
                           GREAT PLAINS SOFTWARE, INC.
                              1701 S.W. 38TH STREET
                            FARGO, NORTH DAKOTA 58103
                                 (701) 281-0550
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

           DOUGLAS R. HERMAN, ESQ.                TIMOTHY S. HEARN, ESQ.
         GREAT PLAINS SOFTWARE, INC.               DORSEY & WHITNEY LLP
            1701 S.W. 38TH STREET                 220 SOUTH SIXTH STREET
          FARGO, NORTH DAKOTA 58103            MINNEAPOLIS, MINNESOTA 55402
               (701) 281-0550                         (612) 340-2600
                            ------------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

                                                                Proposed              Proposed
      Title of each class of               Amount           maximum offering     maximum aggregate        Amount of
    securities to be registered       to be registered     price per share(1)    offering price(1)     registration fee
----------------------------------- --------------------- --------------------  --------------------  ------------------
   Common Stock, $.01 par value       2,000,000 Shares           $53.57             $107,140,000           $28,285
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices for our common stock on December 8, 1999, as reported on the Nasdaq National Market.

                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The shares of common stock registered hereby may be offered for resale by persons who receive such shares from the registrant in acquisitions of the assets or securities of other businesses or upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by the registrant in such acquisitions.

------------------------------------------------------------------------------
------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                Subject to completion, dated December 15, 1999

                                   PROSPECTUS

                            ------------------------

                                2,000,000 SHARES

                           GREAT PLAINS SOFTWARE, INC.

                                  COMMON STOCK
                            ------------------------


         This prospectus relates to up to 2,000,000 shares of the common stock, $.01 par value, of Great Plains Software Inc. which may be issued and offered by us from time to time in connection with acquisitions of the assets or securities of other businesses. We also may issue some of those shares upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with these acquisitions.

         The terms for acquiring the assets or securities of other businesses will be determined by negotiations between us and the owners of the assets or securities. Shares of our common stock issued to pay for any assets or securities will be valued at approximately the current market value of the common stock. The value will be determined either when the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a specific period of time before we deliver the shares.

         All expenses of this offering will be paid by us. No underwriting discounts or commissions will be paid in connection with the issuance of common stock under this prospectus, although finder's fees may be paid with respect to specific transactions. Any person receiving a finder's fee may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933.

         Our common stock is traded on the Nasdaq National Market under the
symbol "GPSI." On      ,    , the last sale price of our common stock as
reported on the Nasdaq National Market was $      per share.
                            ------------------------

         INVESTMENT IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 TO READ ABOUT CERTAIN RISKS YOU SHOULD CONSIDER BEFORE ACQUIRING SHARES OF OUR COMMON STOCK.
                            ------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                           GREAT PLAINS SOFTWARE, INC.
                              1701 S.W. 38th Street
                            Fargo, North Dakota 58103
                                 (701) 281-0550

                   The date of this prospectus is            ,      .

         THIS PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT GREAT PLAINS THAT WAS PREVIOUSLY FILED WITH THE SEC AND IS NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU MAY REQUEST A FREE COPY OF ANY OF THESE FILINGS BY WRITING OR CALLING: DOUGLAS R. HERMAN, GREAT PLAINS SOFTWARE, INC., 1701 S.W. 38TH STREET, FARGO, NORTH DAKOTA 58103, (701) 281-0550. TO OBTAIN TIMELY DELIVERY YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE YOU MUST MAKE YOUR INVESTMENT DECISION.

                            ------------------------

                                TABLE OF CONTENTS


                                                                              PAGE
                                                                              ----
    Forward-Looking Statements............................................     2

    About Great Plains Software, Inc. ....................................     3

    Risk Factors..........................................................     3

    Selected Consolidated Financial Data..................................     7

    The Offering..........................................................     8

    Restrictions on Resale................................................     9

    Information Concerning Great Plains' Management ......................     9

    Experts...............................................................     9

    Legal Matters.........................................................    10

    Where You Can Find More Information...................................    10

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

         This prospectus (including the documents incorporated by reference) contains forward-looking statements regarding Great Plains' plans, expectations, estimates and beliefs. These statements involve risks and uncertainties, and actual results could differ materially from those reflected in the forward-looking statements. Forward-looking statements in the prospectus are typically identified by words such as "believes," "anticipates," "expects," "intends," "will" and "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. We will not necessarily update the information in this prospectus if and when any forward-looking statement later turns out to be inaccurate. Some of the important risks and uncertainties that may affect our future results and performance are described in "Risk Factors," below. Additional information about factors that could affect our future results and events is included in our reports and filed with the SEC and incorporated by reference in this prospectus.

                        ABOUT GREAT PLAINS SOFTWARE, INC.

         Great Plains provides fully integrated front office/back office business management software solutions for the mid-market. These include financial, distribution, enterprise reporting, project accounting, electronic business, human resources and payroll, manufacturing, service management, sales and marketing, and customer service and support applications. Our solutions are sold and implemented by a worldwide network of independent partner organizations that share our commitment to lasting customer relationships.

         Our principal executive offices are located at 1701 S.W. 38th Street, Fargo, North Dakota 58103, and our telephone number at that address is (701) 281-0550. In this prospectus, references to "Great Plains," "we," "us," and "our" refer to Great Plains Software, Inc. and its subsidiaries.

                                  RISK FACTORS

         AN INVESTMENT IN THESE SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE ACQUIRING ANY SHARES.

WE MAY BE UNABLE TO MARKET AND SELL OUR PRODUCTS IF WE ARE UNABLE TO MAINTAIN A STRONG PARTNER NETWORK

         We do not maintain a direct sales force; rather, we rely exclusively on our partner network to sell our solutions. We cannot assure you that our partners will aggressively market our products and services or will maintain their relationship with us. Our failure to maintain these relationships and to develop new partner relationships in the future could have a material adverse effect on our business.

         Our ability to achieve significant future revenue growth will depend in large part on adding new partners, leveraging our relationships with existing partners and our partners' ability to implement their growth plans. We cannot assure you that either we or our partners will be able to achieve these goals. Our inability or our partners' inability to do so could have a material adverse effect on our business, results of operations and financial condition.

DEMAND FOR OUR PRODUCTS MAY DECREASE IF WE ARE UNABLE TO ANTICIPATE AND ADAPT TO RAPIDLY CHANGING TECHNOLOGY

         Our markets are characterized by rapidly changing technologies, evolving industry standards, frequent new product and service introductions, and changing customer and partner demands. Our future success will depend on our ability to adapt to these rapidly changing technologies, to enhance our existing solutions, and to introduce new solutions to address our customers' and partners' changing demands. We may experience difficulties that could delay or prevent the successful design, development, introduction or marketing of new solutions. In addition, these new solutions and enhancements must meet the requirements of our current and prospective customers and must achieve significant market acceptance.

DEMAND FOR OUR PRODUCTS MAY DECREASE IF MIDMARKET BUSINESSES FAIL TO ADOPT MICROSOFT TECHNOLOGIES OR OUR PRODUCTS BECOME INCOMPATIBLE WITH NEW DEVELOPMENTS IN THESE TECHNOLOGIES

         Our software products are designed for Microsoft technologies, including Windows NT and SQL Server. In addition, our products utilize other Microsoft technologies, including Visual Basic for Applications and Site Server. Although we believe that Microsoft technologies will continue to be widely utilized by midmarket businesses, we cannot assure you that midmarket businesses will adopt these technologies as anticipated or will not in the future migrate to other computing platforms or technologies that we do not currently support. Moreover, our strategy requires that our products and technologies continue to be compatible with new developments in Microsoft's technologies.

OUR MANAGEMENT AND INTERNAL SYSTEMS MAY BE INADEQUATE TO HANDLE POTENTIAL GROWTH OF OUR SALES AND WORKFORCE

         Our growth has resulted in increased responsibilities placed upon our management and has placed added pressures on our internal systems. Continued growth will require us to implement additional systems and controls and to expand, train and manage a larger workforce. We cannot assure you that the systems and management skills currently in place will be adequate if we continue to grow. In addition, from time to time we may acquire businesses, products, services and technologies that are complementary to ours, or that allow us to enter into new markets. These acquisitions would place additional demands upon our management.

DEMAND FOR OUR PRODUCTS MAY DECREASE IF WE ARE UNABLE TO COMPETE SUCCESSFULLY IN THE MIDMARKET BUSINESS SOFTWARE MARKET

         The market for business management solutions is highly competitive. We expect this competition to intensify, particularly in the midmarket. Many of our competitors have greater financial, marketing and technical resources than we do. We cannot assure you that we will be able to compete successfully against these companies.

SOFTWARE THAT WE LICENSE FROM OTHER COMPANIES FOR RESALE MAY BECOME UNAVAILABLE OR OUTDATED

         Some of our products utilize software licensed to us by independent, third-party software developers. For example, we rely on third parties for our primary reporting tool, for our Integration Manager, and for our Service Management Series. Although we believe that there are alternatives for most of these products, any significant interruption in the supply of this third-party software could have a material adverse impact on our sales unless and until we can replace the functionality provided by key third-party products. In addition, we depend on these third parties to enhance their current products, to develop new products on a timely and cost-effective basis, and to respond to emerging industry standards and rapid technological change. We cannot assure you that we would be able to replace the functionality provided by third-party software if that software becomes obsolete or incompatible with future versions of our products, or otherwise is not adequately maintained or updated. Any failure of key third-party solutions could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE UNABLE TO IDENTIFY OR COMPLETE SUITABLE ACQUISITIONS AND INVESTMENTS, AND ANY ACQUISITIONS AND INVESTMENTS WE DO COMPLETE MAY CREATE BUSINESS DIFFICULTIES OR DILUTE OUR SHAREHOLDERS

         We may acquire or make investments in complementary businesses, products, services or technologies. We cannot assure you that we will be able to identify suitable acquisitions or investment candidates. Even if we identify suitable candidates, we cannot assure you that we will be able to make acquisitions or investments on commercially acceptable terms. If we acquire a company, we may have difficulty assimilating its personnel and operations into our operations. In addition, its key personnel may decide not to work for us. We may also have difficulty in assimilating acquired businesses, products, services and technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and workforce, increase our expenses and adversely affect our results of operations. Furthermore, we may incur significant debt or be required to issue equity securities to pay for future acquisitions or investments. The issuance of equity securities could be dilutive to our shareholders.

OUR EARNINGS MAY BE AFFECTED BY POTENTIAL CHANGES IN ACCOUNTING PROFESSION PRACTICES

         Recently, the SEC has been critical of the U.S. accounting practice of writing off in-process research and development costs incurred in connection with acquisitions. Our fiscal 1998 financial statements reflect significant in-process research and development write-offs taken in connection with two acquisitions completed during that year. Later in the 1998 calendar year, the SEC adopted new guidelines with respect to these types of write-offs. If the SEC were to review and require a change in the accounting for these acquisitions, it could cause a reduction in these write-offs and a corresponding increase in the amount of goodwill associated with each acquisition, which would produce increased amortization expense against income in future periods.

ANTICIPATED FLUCTUATIONS IN OUR QUARTERLY REVENUE AND OPERATING RESULTS MAY RESULT IN REDUCED PROFITABILITY AND LEAD TO REDUCED PRICES FOR OUR STOCK

         Our quarterly revenue and operating results have varied in the past and can be expected to vary in the future. As a result, we cannot assure you that we will be able to maintain profitability on an annual or quarterly basis. It is possible that in some future quarters our operating results will fall below our expectations or those of market analysts and investors. In that event, the price of our common stock would likely decrease.

         Most of our quarterly revenue results from orders booked in that quarter. We establish expenditure levels based on our expectation for future revenue. If revenue levels are below expectation, expenses could be disproportionately high. In addition, our business has experienced and may continue to experience seasonality.

THE EXPECTED CONTINUING DECLINE IN SALES OF OUR DOS- AND MACINTOSH-BASED PRODUCT COULD NEGATIVELY AFFECT OUR BUSINESS

         We have shifted our product focus from a DOS- and Macintosh-based product, Great Plains Accounting, to our eEnterprise (formerly called Dynamics C/S+) and Dynamics products which are based on Windows NT and Microsoft SQL Server technologies. As a result of this shift and the decrease in general market demand for DOS- and Macintosh-based solutions, our revenues from our Great Plains Accounting product have declined and are expected to decline in the future. We cannot assure you that the decline in revenues from sales of Great Plains Accounting will not have a material adverse effect on the results of our operations and our financial condition.

WE MAY FACE INCREASED COMPETITION AND DOWNWARD PRICE PRESSURE IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

         We rely on a combination of trade secret, copyright and trademark laws, nondisclosure agreements and other contractual provisions to protect our intellectual property rights. We cannot assure you that these protections will be adequate to prevent our competitors from copying or reverse-engineering our products, or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours. We make source code available to certain of our partners and customers. This availability may increase the likelihood of misappropriation or other misuse of our intellectual property.

         We have no patents. Existing copyright and trademark laws afford only limited protection for our intellectual property rights and will not protect our rights if competitors independently develop similar products. While we license the eEnterprise product under signed license agreements, Dynamics and Great Plains Accounting are licensed under "shrink wrap" licenses not signed by the licensees. These non-negotiable license agreements found printed on the software packaging may be unenforceable under the laws of certain jurisdictions. In addition, the laws of certain countries where we sell products do not protect our products and intellectual property rights to the same extent as the laws of the United States.

WE MAY FACE INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS WHICH WOULD BE COSTLY TO RESOLVE

         Although we have never been the subject of a material intellectual property dispute, we cannot assure you that a third party will not assert that our technology violates its intellectual property rights. As the number of software products in our target markets increases and the functionality of these products further overlap, we believe that all software developers may become increasingly subject to infringement claims. Any infringement claims, whether with or without merit, can be time consuming and expensive to defend. We cannot assure you that third parties will not assert infringement claims against us in the future with respect to our current or future products or that any infringement claim assertions will not require us to enter into royalty arrangements that could be costly.

DIFFICULTIES PRESENTED BY INTERNATIONAL ECONOMIC, POLITICAL, LEGAL, ACCOUNTING AND BUSINESS FACTORS COULD NEGATIVELY AFFECT OUR BUSINESS IN INTERNATIONAL MARKETS

         We have operations in a number of international markets. We intend to continue to expand our international operations and our international sales and marketing efforts. Our international business is subject to many risks, including:

     -    local economic and market conditions
     -    political and economic instability
     -    difficulties in enforcing intellectual property and contract rights
     - difficulties in tailoring our products to fit local accounting principles, rules, regulations, language, tax codes and customs
     -    fluctuations in currency exchange rates
     -    difficulties and costs of staffing and managing foreign operations
     - the need for compliance with a wide variety of foreign and United States export regulations

These risks may materially and adversely affect our business, results of operations or financial condition.

OUR PRODUCTS, SYSTEMS AND SALES MAY BE SUBJECT TO YEAR 2000 PROBLEMS

         Our current products are Year 2000 compliant. Nevertheless, our business could be adversely affected by Year 2000 problems. For example, midmarket businesses may lack sufficient resources to acquire new systems such as ours because they may be diverting resources to assess and fix internal systems that may not be Year 2000 compliant.

         We have reviewed our own information technology and other technology systems to assess and remediate any Year 2000 problems. While the amount of remediation work required to address Year 2000 problems is not expected to be extensive and while we have received assurances from our major suppliers that they are addressing the Year 2000 issue, we cannot assure you that our internal systems will function properly in the Year 2000.

OUR STOCK PRICE IS VOLATILE

         The trading price of our common stock could be subject to wide fluctuations in response to quarter-toquarter variations in our operating results, developments or disputes concerning intellectual property rights, technological innovations or new products, governmental regulatory action, general conditions in the accounting and financial management software industry, increased price competition, changes in earnings estimates by analysts or other events or factors, many of which are beyond our control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many computer software companies and which have often been unrelated to the operating performance of these companies.

CONCENTRATION OF OWNERSHIP MAY GIVE SOME SHAREHOLDERS SUBSTANTIAL INFLUENCE AND MAY PREVENT OR DELAY A CHANGE IN CONTROL

         As of July 26, 1999 our executive officers and directors, in the aggregate, beneficially owned approximately 31.9 percent of our outstanding common stock. These shareholders may be able to exercise substantial influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of Great Plains.

OUR CHARTER DOCUMENTS AND MINNESOTA LAW MAY DISCOURAGE AN ACQUISITION OF GREAT PLAINS

         Provisions of our articles of incorporation, by-laws and Minnesota law could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our shareholders.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Great Plains' consolidated financial statements and related notes included in the various reports that are incorporated in this prospectus by reference. The selected consolidated statement of income data shown below for the years ended May 31, 1999, 1998, 1997, 1996 and 1995 and the consolidated balance sheet data at May 31, 1999, 1998, 1997, 1996 and 1995 are derived from, and are qualified by reference to, audited consolidated financial statements of Great Plains. The selected consolidated financial data as of and for the three months ended August 31, 1999 and 1998 has been derived from unaudited consolidated financial statements of Great Plains which, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial information shown in those statements. The results for the three months ended August 31, 1999 do not necessarily indicate the results that we expect for the full year or for any future period.


                                                                                             THREE MONTHS ENDED
                                                    YEAR ENDED MAY 31,                           AUGUST 31,
                                 ---------------------------------------------------------  --------------------
                                    1999        1998         1997       1996       1995       1999       1998
                                 -----------  ---------   ----------  ---------  ---------  ---------  ---------
                                               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF INCOME
   DATA:
Revenues:
   License.....................  $    79,685  $  52,949   $   35,919  $  27,078  $  25,050  $  23,445  $  16,114
   Service.....................       55,222     32,710       21,201     15,193     12,847     16,423     11,015
                                 -----------  ---------   ----------  ---------  ---------  ---------  ---------
     Total revenues............      134,907     85,659       57,120     42,271     37,897     39,868     27,129

Cost of revenues:
   License.....................       19,355     11,220        6,362      4,913      4,439      5,943      3,996
   Service.....................       18,350     11,118        8,260      5,980      5,622      6,023      3,576
                                 -----------  ---------   ----------  ---------  ---------  ---------  ---------
     Total cost of revenues....       37,705     22,338       14,622     10,893     10,061     11,966      7,572
                                 -----------  ---------   ----------  ---------  ---------  ---------  ---------

     Gross profit..............       97,202     63,321       42,498     31,378     27,836     27,902     19,557

Operating expenses:
   Sales and marketing.........       47,982     31,636       21,935     14,477     14,013     13,356      9,533
   Research and development....       20,427     12,586        9,678      8,876      9,308      6,379      4,517
   General and administrative..       11,080      7,587        5,592      4,763      3,886      3,642      2,518
   Acquired in-process research
     and development...........           --      7,136           --         --         --         --         --
                                 -----------  ---------   ----------  ---------  ---------  ---------  ---------
     Total operating expenses..       79,489     58,945       37,205     28,116     27,207     23,377     16,568
                                 -----------  ---------   ----------  ---------  ---------  ---------  ---------

Operating income...............       17,713      4,376        5,293      3,262        629      4,525      2,989
Total other income (expense), net      3,592      3,274          558        100       (260)     1,316        649
                                 -----------  ---------   ----------  ---------  ---------  ---------  ---------
   Income before income taxes..       21,305      7,650        5,851      3,362        369      5,841      3,638
Income tax provision (benefit)(1)      8,520      3,203        2,207     (4,099)        45      2,338      1,454
                                 -----------  ---------   ----------  ---------  ---------  ---------  ---------
   Income before cumulative
     effect of change in
     accounting principle......       12,785      4,447        3,644      7,461        324      3,503      2,184

Cumulative effect of a change
   in accounting principle.....           --         --           --         --       (200)        --         --
                                 -----------  ---------   ----------  ---------  ---------  ---------  ---------

Net income.....................  $    12,785  $   4,447   $    3,644  $   7,461  $     124  $   3,503  $   2,184
                                 ===========  =========   ==========  =========  =========  =========  =========

Income (loss) per common share:
   Basic (2)                     $      0.90  $    0.33   $    (1.78) $    0.58  $    0.00  $    0.23  $    0.16
                                 ===========  =========   ==========  =========  =========  =========  =========
   Diluted                       $      0.86  $    0.32   $     0.36  $    0.76  $    0.01  $    0.22  $    0.15
                                 ===========  =========   ==========  =========  =========  =========  =========

Shares used in computing income
   (loss) per common share:
   Basic.......................   14,231,102  13,381,414   7,629,460  7,352,820  7,158,950  15,451,912 13,764,345
   Diluted.....................   14,872,579  14,089,092  10,003,349  9,764,924  9,164,980  16,120,335 14,436,353


                                                                 MAY 31,                                AUGUST 31,
                                        ---------------------------------------------------------  --------------------
                                           1999        1998         1997       1996       1995       1999       1998
                                        -----------  ---------   ----------  ---------  ---------  ---------  ---------
                                                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Assets:
   Cash, cash equivalents and
     investments......................  $   123,683  $  66,918   $   16,243  $   8,256  $   2,892  $ 124,038  $  68,687
   Total assets.......................      180,252    102,845       33,214     24,361     15,327    187,953    103,819

Working capital.......................      101,954     50,824        6,658      1,012     (4,992)   101,657     51,900

Liabilities and stockholders' equity
   (deficit):
   Deferred revenues..................       23,884     15,133       10,448      9,018      8,027     27,664     16,154
   Long-term debt and capital lease
     obligations, less current portion           --         --           --         20        750         --         --
   Mandatorily redeemable convertible
     preferred stock..................           --         --       28,698     11,502      8,300         --         --
   Total stockholders' equity (deficit      133,193     69,671      (16,277)    (4,812)    (9,066)   138,904     72,844

---------------

(1) Net income for the year ended May 31, 1996, includes an income tax benefit of $4.1 million related to the reversal of a valuation allowance. The reversal reflects the recognition of net operating loss carry forwards and other deferred tax assets and was a result of management's analysis of Great Plains' current levels of earnings and future outlook, which increased the likelihood of Great Plains realizing its deferred tax assets.

(2) For the fiscal years ending May 31, 1997, 1996 and 1995, basic net income per share is lower than the diluted net income per share due to the fact that net income available to common stockholders for the basic calculation is reduced by the increase in carrying value of the mandatorily redeemable preferred stock. This increase in carrying value has a greater impact on the basic calculation than does the inclusion of the preferred shares in the diluted calculation. The mandatorily redeemable preferred stock was converted into shares of common stock in June 1997 in connection with Great Plains' initial public offering.


                                  THE OFFERING

         This prospectus covers shares of common stock that we may issue from time to time in connection with the acquisitions of the assets or securities of other businesses. We may also issue some of those shares upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with these acquisitions. In addition to the shares of common stock offered by this prospectus, we may offer other consideration, including stock options, cash, notes or other evidence of debt, assumption of liabilities or a combination of these types of consideration. In addition, we may lease property from, and enter into management agreements and consulting and noncompetition agreements with, former owners and key executive personnel of the businesses to be acquired.

         The terms of acquisitions involving the issuance of common stock covered by this prospectus are expected to be determined by direct negotiations between our representatives and the owners or controlling persons of the assets, businesses or securities to be acquired. Factors taken into account in acquisitions may include, among other factors, the quality and reputation of the business to be acquired and its management, the strategic market position of the business to be acquired, its proprietary assets, earning power, cash flow and growth potential, and the market value of its common stock when pertinent. We anticipate that shares of our common stock issued in any such acquisition will be valued, for purposes of determining the number of shares to be issued, at approximately the then current market value of our common stock. The value will be determined either when the terms of the acquisition are tentatively or finally agreed to, when the acquisition is completed, or during a period of time before we deliver the shares. We do not expect to pay underwriting discounts or commissions, although we may pay finders' fees from time to time in connection with acquisitions. Any person receiving finders' fees may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, and any profit on the resale of shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

                             RESTRICTIONS ON RESALE

         The common stock covered by this prospectus has been registered under the Securities Act of 1933, but this registration does not cover any resale or other distribution of the shares by the person who receives common stock issued by us in our acquisitions.

         Affiliates of entities acquired by us may not resell common stock covered by this prospectus except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. Generally, Rule 145 permits those affiliates to sell those shares immediately following the acquisition in compliance with specific volume limitations and manner of sale requirements. Under Rule 145, sales by those affiliates during any three-month period cannot exceed the greater of:

         - 1% of the shares of our common stock outstanding (approximately 150,000 shares as of the date of this prospectus); and

         - the average weekly reported volume of trading of shares of our common stock on the Nasdaq National Market during the four calendar weeks preceding the proposed sale.

These restrictions will cease to apply under most other circumstances if the affiliate has held the shares for at least two years, provided that the person is not then an affiliate of Great Plains. Individuals who are not affiliates of the entity being acquired (and who do not become affiliates of Great Plains) will not be subject to resale restrictions under Rule 145 and, unless contractually restricted, may resell shares immediately following the acquisition without an effective registration statement under the Securities Act. The ability of affiliates to resell shares of common stock under Rule 145 will be subject to our having satisfied our reporting requirements under the Securities Exchange Act of 1934, as amended, for specific periods prior to the time of sale.

                 INFORMATION CONCERNING GREAT PLAINS' MANAGEMENT

         Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions and other related matters concerning Great Plains, is included or incorporated by reference in our annual report on Form 10-K for the year ended May 31, 1999, which annual report is incorporated by reference into this prospectus. To obtain a copy of this annual report on Form 10-K or any document incorporated by reference into the Form 10-K, contact us at the address or phone number indicated on page 2 of this prospectus.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended May 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL MATTERS

         The validity of the shares offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these documents at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov

         We have filed with the SEC a registration statement on Form S-4 to register the common stock offered by this prospectus. This prospectus is part of the registration statement. As allowed by SEC rules, this prospectus does not contain all of the information that is in the registration statement and the exhibits and schedules to the registration statement. For further information regarding Great Plains, investors should refer to the registration statement and its exhibits and schedules. A copy of the registration statement may be inspected, without charge, at the offices of the SEC at 450 Fifth Street, NW, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the SEC's public reference room at 450 Fifth Street, NW, Washington, DC 20549, upon the payment of any fees required by the SEC. The registration statement is also available on the SEC's web site at http://www.sec.gov

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until termination of the offering:

         - our annual report on Form 10-K for the fiscal year ended May 31, 1999;

         - our quarterly report on Form 10-Q for the quarter ended August 31, 1999; and

         - the description of our common stock contained in the registration statement on Form 8-A filed June 13, 1997, including any amendments or reports filed for the purpose of updating that description.

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 302A.521 of the Minnesota Statutes provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of that person against judgments, penalties, fines (including, without limitation, excise taxes assessed against that person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by that person in connection with the proceeding, if, with respect to the acts or omissions of that person complained of in the proceeding, that person (1) has not been indemnified therefor by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and
Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions in that person's official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions in that person's official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.521 also requires payment by a corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders or by a court.

         Provisions regarding indemnification of our officers and directors to the extent permitted by Section 302A.521 are contained in our bylaws.

         We maintain a standard policy of officers' and directors' insurance.

ITEM 21.  LIST OF EXHIBITS

        5.1       Opinion of Dorsey & Whitney LLP

       23.1       Consent of PricewaterhouseCoopers LLP

       23.2 Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 to this Registration Statement)

       24.1       Power of Attorney

ITEM 22.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

         The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities are being offered pursuant to the registration statement would itself qualify for an exemption under Section 5 of the Securities Act of 1933, absent the existence of other similar (prior or subsequent) transactions.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fargo, State of North Dakota, on December 10, 1999.

                                          GREAT PLAINS SOFTWARE, INC.


                                          By:  /s/ Douglas J. Burgum
                                               -------------------------
                                                   Douglas J. Burgum
                                           CHAIRMAN OF THE BOARD, PRESIDENT
                                              AND CHIEF EXECUTIVE OFFICER


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 10, 1999.


         SIGNATURE                                          TITLE
         ---------                                          -----


 /s/ Douglas J. Burgum                       Chairman of the Board, President
---------------------------                  and Chief Executive Officer
Douglas J. Burgum                            (principal executive officer)


 /s/ Tami L. Reller                          Chief Financial Officer
---------------------------                  (principal financial officer)
Tami L. Reller

 /s/ David K. Edson                          Controller
---------------------------                  (principal accounting officer)
David K. Edson

BRADLEY J. BURGUM*                           Director

FREDERICK W. BURGUM*                         Director

WILLIAM V. CAMPBELL*                         Director

J. A. HEIDI ROIZEN*                          Director

JOSEPH S. TIBBETS, JR.*                      Director



*By:         /s/ Douglas J. Burgum
          ------------------------------
                 Douglas J. Burgum
                 ATTORNEY-IN-FACT
